                                                                  EXHIBIT 99.(a)

News Release

12/26/00

                   WILLIAMS EXPECTS FOURTH QUARTER RESULTS TO
                       SUBSTANTIALLY EXCEED EXPECTATIONS

TULSA-- Citing the continued improved performance within many areas of its energy businesses, Williams (NYSE:WMB) announced today it expects consolidated fourth quarter financial results to substantially exceed the current First Call estimate of 17 cents per share.

More specific earnings guidance is not immediately available. Williams plans to report year-end and fourth-quarter earnings on Jan. 31.

Keith E. Bailey, chairman, president and chief executive officer of Williams, said the company elected to make today's disclosure, in part, to address apparent investor concerns related to publicity surrounding the California electricity market, which is experiencing short supply and resulting higher prices.

"The driver of our better-than-expected earnings performance is coming from our energy businesses, which we expect to substantially exceed current Wall Street estimates," Bailey said. "The improvement is occurring in many areas of our energy businesses, but is primarily because of higher trading results. This is due in large part to price volatility in the forward energy markets that is occurring throughout the nation."

Much of Williams' California electric energy position has been sold into forward markets in which that state's utilities, until recently, could not participate. Consequently, Williams -- which continues to serve California's wholesale energy markets -- does not expect material creditworthiness issues in the fourth quarter.

About Williams

Williams, through its subsidiaries, connects businesses to energy and communications. The company delivers innovative, reliable products and services through its extensive networks of energy-distributing pipelines and high-speed fiber-optic cables. Williams' information is available at http://www.williams.com.

Portions of this document may constitute "forward-looking statements" as defined by federal law. Although the company believes any such statements are based on reasonable assumptions, there is no assurance that actual outcomes will not be materially different. Any such statements are made in reliance on the "safe harbor" protections provided under the Private Securities Reform Act of 1995. Additional information about issues that could lead to material changes in performance is contained in the company's annual reports filed with the Securities and Exchange Commission.


CONTACT INFORMATION:
                                                      Rick Rodekohr (investors)
Jim Gipson (media)                                    918/573-2087
918/573-2111                                          rick.rodekohr@williams.com
jim.gipson@williams.com